UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

Yinfu Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Level 19, Two International Finance Centre, 8 Finance St., Central, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

852 2251 1695
Registrant’s telephone number, including area code

(Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

1. On May 25, 2012 , the then Board of Directors of Yinfu Gold Corporation, (the “Company”) accepted the resignation of the Company’s Auditor. Parker Randall CF (H.K.) CPA Limited, Chartered Accountants.

a. The Company engaged Parker Randall on August 9, 2010. During the period from August 9, 2010 to May 25, 2012 there were no disagreements with Parker Randall on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Parker Randall CPA’s satisfaction, would have caused the auditor to make reference to the subject matter of the disagreement in connection with her report.

b. The new Board under Tsap Wai Ping has accepted the resignation of Parker Randall CF (H.K.) CPA Limited, Chartered Accountants.

c. . During the period from August 9, 2010 to May 25, 2012, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

d. During the period from August 9, 2010 to May 25, 2012, Parker Randall CPA did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist.

e. During the period from August 9, 2010 to May 25, 2012, Parker Randall CPA did not advise the Company that any information had come to their attention which had led them to no longer be able to rely on management's representation, or that had made Parker Randall CPA unwilling to be associated with the financial statements prepared by management

f. During the period from August 9, 2010 to May 25, 2012 Parker Randall did not advise the Company that the scope of any audit needed to be expanded significantly or that more investigation was necessary.

g. During the period from August 9, 2010 to May 25, 2012 Parker Randall did not advise the Company that there was any information which the accountant concluded would materially impact the fairness and reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements.

h. The Company has requested that Parker Randall furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

2. The Company is currently in discussion with a USA-based auditing firm to replace Parker Randall CF (H.K.) CPA Limited

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 7, 2012 the Company received a letter dated August 26, 2011, from Charles Ying Wai Lam, tendering his resignation as the Company’s “Acting Chief Financial Officer”. As disclosed in the Company’s Form 8-K filed June 11, 2012, the State of Wyoming showed only Wilson Huang Dong-Sheng, Augustine Yim-Pan Cheung and a Kurt O’Neill as members of the Board and there is no indication that Charles Ying Wai Lam was the Acting Chief Financial Officer. However, on February 24, 2011, the then Board of Directors had filed a Form 8-K stating that Ying-Wai Lam had been appointed as Acting CFO. The Company’s new president and CFO, Tsap Wai Ping is attempting to clarify the actual status of Ying-Wai Lam and will file the appropriate documents as soon as he is able to do so.

The resignation letter signed by Charles Ying Wai Lam is filed as Exhibit 10.18

Item 8.01 Other Events

8.01(i) In November 2011, the Company’s former CEO, Daniel Mckinney, filed a complaint in Clark County, Nevada (Case No. 650958-C) seeking reimbursement of US$73,877.64, stating that he was to be reimbursed by the Company for loans made to the Company and out-of-pocket expenses. Trial was held on January 24, 2012, but the former Board failed to appear and a default judgment was entered against the Company in favor of Daniel Mckinney in the full amount together with legal costs and interest accruing thereon at the highest legal rate until paid in full. As reported in the Company’s Form 8-K filed June 11, 2012, the former Board of Directors had received an Order to Show Cause from the District Court of the Fourth Judicial District, in and for Sheridan County of the State of Wyoming, ordering that they or a representative appear before the court for failing to respond to a duly executed subpoena. The court ordered the former Board or a representative to show cause why it should not be punished for contempt of court. The court also notified the former board that failure to appear might result in arrest under Bench Warrant. As of the date of this filing, the Company, under the new President, Tsap Wai Ping, and Mr. Mckinney have executed a formal debt settlement agreement satisfactory to both parties and the matter is no longer before the court. The Motion to Vacate notification from the court together with the debt settlement agreement is included with this filing as Exhibit 10.19.

8.01(ii) On June 12, 2012, the new President Tsap Wai Ping requested the immediate return of all of the Company’s accounting, computer and corporate records from the former board and from the Company’s former auditor, Parker Randall CF (H.K.) CPA Limited. As of this filing, both the former board and Parker Randall have failed to return these items. The Company hereby serves notice that it demands that the former board and Parker Randall immediately return all financial and corporate documents and records to the Company by 17:00 Hong Kong time June 20, 2012. Should the former board or Parker Randall fail to comply with this demand, the company will file the suitable legal response with the appropriate regulatory agencies.

Item 9.01 Financial Statements and Exhibits

Exhibit No. Description

10.18 Resignation letter from Charles Ying Wai Lam, tendering his resignation as the Company’s Acting Chief Financial Officer dated August 26, 2011 received by the Board on June 7, 2012 together with attached notes.

10.19 Motion to Vacate from the District Court of the Fourth Judicial District, in and for Sheridan County of the State of Wyoming together with the Debt Settlement Agreement dated June 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2012

YINFU GOLD CORPORATION

/s/ Tsap Wai Ping
Tsap Wai Ping
President, Chief Executive Officer, Director